                                                                      Exhibit 11


                          SONAT INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                                                 Years Ended December 31,
                                                                            ---------------------------------
                                                                       1994                1993                1992
                                                                       ----                ----                ----
                                                                                     (In Thousands Except
                                                                                      Per-Share Amounts)
          Primary Earnings Per Share (1)
          --------------------------
Earnings:

   Income from Continuing Operations
       before Extraordinary Item                                     $141,407            $265,069            $100,962
   Income from Discontinued Operations                                   -                   -                111,447
   Extraordinary Loss                                                    -                 (3,829)               -
                                                                     --------            --------            --------
          Net Income                                                 $141,407            $261,240            $212,409
                                                                     ========            ========            ========
Common Stock and Common Stock Equivalents:

   Weighted Average Number of Shares
       of Common Stock Outstanding                                     87,119              86,703              85,945
   Common Stock Equivalents Applicable
       to Outstanding Stock Options                                       951                 994                 414
                                                                     --------            --------            --------
   Weighted Average Number of Shares
       of Common Stock and Common Stock
       Equivalents Outstanding                                         88,070              87,697              86,359
                                                                     ========            ========            ========
Primary Earnings Per Share:

   Income from Continuing Operations
       before Extraordinary Item                                     $   1.61            $   3.02            $   1.17
   Income from Discontinued Operations                                   -                   -                   1.29
   Extraordinary Loss                                                    -                   (.04)               -
                                                                     --------            --------            --------
                                                                     $   1.61            $   2.98            $   2.46
                                                                     ========            ========            ========





(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown above do not agree with earnings per share shown on the Consolidated Statements of Income in Part II.